Exhibit 99.1

Unum Therapeutics Reports First Quarter 2019 Financial Results and Provides Business Update

- Advancing ACTR Clinical Programs in Non-Hodgkin Lymphoma, Multiple Myeloma,

and HER2+ Advanced Cancers Through Dose Escalation Studies with Data Expected from All Four Ongoing Trials in Second Half of 2019 -

- Advancing and Expanding BOXR Pipeline Focused on Solid Tumor Cancers

Through Preclinical Discovery and Development -

CAMBRIDGE, MA, May 13, 2019 – Unum Therapeutics Inc. (NASDAQ: UMRX), a clinical-stage biopharmaceutical company focused on the development of cellular immunotherapies to treat cancer based on its novel T cell technology platforms, today reported financial results and provided a corporate update for the first quarter ended March 31, 2019, and recent activities.

“We remain on track to deliver on key milestones across our pipeline of hematologic and solid tumor cancer programs,” said Chuck Wilson, President and CEO of Unum. “The dose escalation phases of our non-Hodgkin lymphoma, multiple myeloma, and HER2+ advanced cancer trials based on our Antibody-Coupled T cell Receptor (ACTR) platform are proceeding as planned, positioning us to report data and drive decisions on next steps. Simultaneously, we continue to advance and expand our preclinical pipeline of Bolt-On Chimeric Receptor (BOXR) programs, aiming to address the unmet need in solid tumor cancers by engineering improved T cell functionality.”

Recent Highlights

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Dose Escalation in ATTCK-20-03 Phase I Trial in Non-Hodgkin Lymphoma Continuing: Building upon results from the first two dose cohorts presented at the 2018 American Society of Hematology (ASH) Annual Meeting in December, Unum has continued dose escalation in Cohorts 3 and 4 in its ongoing Phase I study of ACTR707 in combination with rituximab in patients with relapsed/refractory CD20+ B cell non-Hodgkin lymphoma (r/r NHL). Cohort 3 has completed enrollment and dosed patients with 55M ACTR+ T cells, whereas Cohort 4 enrollment and dosing of patients with 80M ACTR+ T cells is ongoing. As of May 7, 2019, no dose-limiting toxicities (DLTs) and no severe adverse events of cytokine release syndrome (CRS) or neurologic events have been reported. Unum plans to complete dose escalation in the second half of 2019 and subsequently to initiate safety expansion at the preliminary recommended Phase II dose of ACTR707. Unum plans to report results from the dose escalation phase in late 2019.

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Expansion Cohort in ATTCK-20-2 Phase I Trial in Non-Hodgkin Lymphoma Ongoing: Enrollment has completed in the ATTCK-20-2 study, a Phase I clinical trial evaluating safety and anti-lymphoma activity of ACTR087 in combination with rituximab in patients with r/r NHL. Unum is continuing ACTR087 treatment, safety, and response assessments in the expansion cohort at the preliminary recommended Phase II dose (35M ACTR+ T cells). No severe adverse events of CRS or neurologic events have been observed as of May 7, 2019. Unum plans to report data on all enrolled patients from ATTCK-20-2 at the end of 2019. These findings will be used to advise other ACTR programs, in particular ATTCK-17-01, an ongoing Phase I trial of ACTR087 in combination with SEA-BCMA.

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Dose Escalation in ATTCK-17-01 Phase I Trial in Multiple Myeloma Continuing: After reporting data at the 2018 ASH Annual Meeting from the first three dose cohorts in the ATTCK-17-01 study, combining ACTR087 with very low doses of SEA-BCMA antibody, dose escalation is continuing at doses of SEA-BCMA that may be expected to have pharmacological activity based upon preclinical studies. Enrollment and dosing of patients at Dose Level 4 (30 MM ACTR+ T cells and 2.0 mg/kg SEA-BCMA) has completed, and enrollment and dosing of patients at Dose Level 5 (50M ACTR+ T cells and 2.0 mg/kg SEA-BCMA) is ongoing. As of May 7, 2019, no DLTs and no severe adverse events of CRS or neurologic events have been reported in this trial. Unum expects to continue to enroll and dose patients through the dose escalation phase of the trial and to report data from multiple dose cohorts in the second half of 2019.

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Dose Escalation with ATTCK-34-01 Phase I Trial in HER2+ Advanced Cancers Ongoing: In December, 2018, Unum initiated the first clinical site in the ATTCK-34-01 study, a Phase 1, multicenter, single-arm, open-label dose escalation study evaluating ACTR T cells in combination with trastuzumab for the treatment of patients with HER2+ advanced cancers. Enrollment, dosing, and assessment of patients in the first dose cohort are ongoing. As of May 7, 2019, no DLTs or severe adverse events of CRS or neurologic events have been reported in this trial. Unum plans to report initial clinical data from ATTCK-34-01 at the end of 2019.

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Preclinical Development of BOXR1030 Targeting GPC3+ Advanced Cancers Ongoing: Earlier this year, Unum nominated BOXR1030 as the first product candidate from their BOXR platform, which seeks to counter immunosuppression, improving T cell functionality for solid tumors. IND-enabling preclinical studies of BOXR1030 are underway, as well as research to characterize its mechanism of action. Unum plans to present additional data regarding BOXR1030 in the second half of 2019.

First Quarter 2019 Financial Results

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Collaboration Revenue: Collaboration revenue recognized during the first quarter ended March 31, 2019 was $3.1 million, compared to $2.2 million in the same period of 2018. The increase reflects the recognition of a portion of the $25.0 million upfront payment received from Seattle Genetics under Unum’s collaboration agreement as well as reimbursements of research and development costs attributed to the collaboration agreement.

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R&D Expenses: Research and development expenses were $12.4 million for the first quarter ended March 31, 2019, compared to $8.1 million for the same period of 2018. The increase reflects higher clinical trial costs for the active Phase I clinical trials, as well as increased personnel-related costs, materials and facility-related costs related to scaling manufacturing processes, and increased consultant costs to support these activities.

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G&A Expenses: General and administrative expenses for the first quarter ended March 31, 2019, were $2.5 million, compared to $1.1 million for the same period of 2018. The increase is primarily related to higher personnel related costs due to increased headcount and increased expenses around operating as a public company.

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Net Loss: Net loss attributable to common stockholders was $11.7 million, or $0.39 per share, for the first quarter ended March 31, 2019, and $6.8 million, or $0.66 per share, for the same period of 2018.

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Cash, Cash Equivalents and Marketable Securities: As of March 31, 2019, Unum had cash, cash equivalents, and marketable securities of $67.1 million. Unum believes that its existing cash, cash equivalents, and marketable securities, will fund operating expenses and capital expenditure requirements into early 2021.

Investor Call and Webcast Information

Unum will host a live conference call and webcast today, May 13, 2019, at 8:00 a.m. ET, to discuss these financial results and company updates. To access the call, please dial 866-300-3411 (domestic) or 636-812-6658 (international) and refer to conference ID number 1443149. A webcast will be available at https://investors.unumrx.com/ at least 10 minutes before the event begins. The archived webcast will be available at the same location approximately two hours after the event and will be archived for 90 days.

About Unum Therapeutics

Unum Therapeutics is a clinical-stage biopharmaceutical company providing potentially curative T cell therapies to treat a broad range of cancer patients. Unum’s novel proprietary technologies include Antibody-Coupled T cell Receptor (ACTR), a universal, engineered cell therapy intended to be used in combination with a wide range of tumor-specific antibodies to target different tumor types, and Bolt-On Chimeric Receptor (BOXR), an approach for improving T cell functionality in solid tumor cancer applications. Unum has four programs currently in Phase I clinical testing, including ACTR707 used in combination with rituximab in adult patients with r/r NHL; ACTR087 used in combination with the novel antibody SEA-BCMA in r/r multiple myeloma; and ACTR707 used in combination with trastuzumab in adult patients with HER2+ advanced cancer. The Company is headquartered in Cambridge, MA.

Forward looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding our future expectations, plans and prospects, including projections regarding future revenues and financial performance, our long-term growth, enrollment and results for our preclinical and clinical activities, the development of our product candidates, including the lead ACTR product candidates and the BOXR platform and product candidates, and the anticipated timing of any of our clinical trials and regulatory filings, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, as amended. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Arleen Goldenberg, 202-930-4762

agoldenberg@vergescientific.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Collaboration revenue	$3,053	$2,220

Operating expenses:
Research and development	12,403	8,142
General and administrative	2,491	1,064

Total operating expenses	14,894	9,206

Loss from operations	(11,841)	(6,986)

Other income (expense):
Interest income	150	81
Other income, net	—	170

Total other income, net	150	251

Net loss	(11,691)	(6,735)
Accretion of redeemable convertible preferred stock to redemption value	—	(16)

Net loss attributable to common stockholders	$(11,691)	$(6,751)

Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(0.66)

Weighted average common shares outstanding, basic and diluted	30,083,006	10,204,591

UNUM THERAPEUTICS INC.

CONSOLIDATED SELECTED BALANCE SHEET DATA

(unaudited, in thousands)

	March 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$67,103	$78,594
Working capital	$43,555	$56,057
Total assets	$81,280	$85,927
Total liabilities	$31,990	$25,693
Total stockholders’ equity	$49,290	$60,234